Exhibit 10.2
                       KING WORLD PRODUCTIONS, INC.
                         12400 Wilshire Boulevard
                      Los Angeles, California  90025




                                   June 6, 1997



Mr. Jules Haimovitz
c/o Craig A. Jacobson, Esq.
Hansen, Jacobson, Teller & Hoberman
450 North Roxbury Drive - 8th floor
Beverly Hills, CA  90210-4222

Dear Jules:

          This letter, when accepted by you, shall constitute an agreement between you and King World Productions, Inc. (the "Company") with respect to your employment by the Company for the Employment Period (as hereinafter defined).

           1. (a) The Company hereby agrees to employ you as President and Chief Operating Officer for the period commencing on June 23, 1997 and terminating on August 31, 2000 or such earlier date on which the term of this Agreement terminates pursuant to the provisions hereof (the "Employ-ment Period"). You hereby agree to accept such employment, to diligently, faithfully and competently perform such services consistent with your positions as shall from time to time be reasonably assigned to you by the Company's Board of Directors or its Chief Executive Officer or Chairman of the Board, and to diligently, faithfully and competently devote your entire business time, skill and attention to the performance of your duties and responsibilities to the Company; provided, however, that the Company acknowledges that your continuing service as a director of and/or consul-tant to each of Diva Systems Corporation ("Diva") and Sundance Holdings or Sundance-associated entities in which Sundance Holdings has an ownership interest or with which it is otherwise affiliated (collectively, "Sundance") will not be inconsistent with the foregoing obligations so long as no such directorship or consultancy materially interferes with your performance, or otherwise constitutes a breach, of your obligations to the Company under this Agreement; provided further, however, that (i) you shall notify the Company promptly in each instance when you become aware that you will be providing services in excess of an aggregate of two (2) business hours on any day to Diva and/or Sundance and (ii) the amount of time devoted by you to Diva and Sundance collectively shall not exceed an aggregate of twenty-four (24) business hours during any consecutive three-month period. You shall report to the Company's Chief Executive Officer and its Chairman of the Board. Your base of operations shall be located at the

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Company's offices in the Los Angeles, California metropolitan area, although you acknowledge that your services under this Agreement will require such travel as the Company may reasonably require. As a condition of your employment by the Company, you hereby affirm and represent that you are under no obligation to any current or former employer or other party that is in any way inconsistent with, or that imposes any restriction upon, your acceptance of employment hereunder with the Company, the employment of you by the Company, or your undertakings under this Agreement.

               (b) You hereby grant to the Company an option (the "Op-tion") to extend the Employment Period for one additional twenty-four-month period to commence on September 1, 2000 and to end on August 31, 2002. The Company may exercise the Option only by giving you written notice to such effect not later than February 28, 1999. In the event that the Company elects to exercise the Option, (i) the terms and provisions of this Agree-ment shall remain in effect and shall apply during the Employment Period as so extended and (ii) you shall be appointed to the Board of Directors of the Company on or before February 28, 1999 and shall be nominated by the Company for re-election thereto at each Annual Meeting of Stockholders of the Company at which the class of directors to which you are assigned is subject to re-election.

               (c) Provided the Option has not theretofore been exercised, the Company shall, notwithstanding any other provision of this Agreement to the contrary, have the right, exercisable by written notice to you on or before February 28, 1999, to terminate the Employment Period without cause as of any date (the "Early Termination Date") on or before February 28, 1999. In the event the Company elects to so terminate the Employment Period, the Company shall pay to you, within ten business days following the Early Termination Date, $1,500,000 (the "Termination Amount") in complete termination and settlement of all of its obligations to you under this Agreement, except for any bonus payment thereafter becoming payable to you pursuant to Section 3 and except for your entitlement to any other compensation earned by you prior to the Early Termination Date and your vested entitlement under any employee benefit plan. The Company acknowl-edges that, if the Company elects to terminate the Employment Period pursuant to this Section 1(c), you shall not be required to mitigate the Company's obligation to pay to you the Termination Amount and that it shall not be entitled to offset against the Termination Amount any compensation earned by you after the Early Termination Date.

               (d) If the Company does not exercise the Option, you shall have the right, exercisable by written notice to the Company only during the thirty-day period commencing March 1, 1999, to terminate the Employment Period without cause effective as of the thirtieth day after the date of such notice. If you elect to so terminate the Employment Period, you shall have no right to receive any compensation under this Agreement after such effective date, except for any bonus payment thereafter becoming payable to you pursuant to Section 3 and except for your entitlement to any other

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compensation earned by you prior to such termination and your vested entitlement under any employee benefit plan.

           2. (a) The Company shall pay to you, and you shall accept, for your services performed for the Company and its subsidiaries and affili-ates during the Employment Period, salary compensation at the annual rate of (i) $1,000,000 for the period commencing June 23, 1997 and ending August 31, 1998; (ii) $1,050,000 for the period commencing September 1, 1998 and ending August 31, 1999; (iii) $1,100,000 for the period commencing Septem-ber 1, 1999 and ending August 31, 2000; and (iv) subject to the exercise of the Option by the Company, (A) $1,150,000 for the period commencing September 1, 2000 and ending August 31, 2001 and (B) $1,200,000 for the period commencing September 1, 2001 and ending August 31, 2002. Any compensation payable pursuant to this Section 2(a) shall be paid in accordance with the Company's normal payroll policy at the time in effect.

               (b) Subject to the provisions of this Section 2(b), the Company hereby grants to you a "non-qualified stock option" under the Company's 1996 Amended and Restated Stock Option and Restricted Stock Purchase Plan (the "Plan") to purchase 250,000 shares of the Company's Common Stock, $.01 par value (the "Common Stock"), at an exercise price per share equal to the closing price of the Common Stock on the New York Stock Exchange on the date hereof. You understand and agree with respect to such stock option that:

           (i) your right to exercise such option shall vest over a five year period as follows: 40% on June 14, 1999; 20% on June 14, 2000; 20% on June 14, 2001; and 20% on June 14, 2002; and

          (ii) if you should cease to be a full-time employee of the Company and any of its subsidiaries or affiliates, then you shall only have the right to exercise the unexercised portion of such option within one month after the date on which you ceased to be so employed and then only to the extent that such portion was vested (pursuant to the foregoing vesting schedule) on the date you ceased to be so employed, and you shall forfeit all other rights to and under such option, PROVIDED, HOWEVER, that if your full-time employment ceases by reason of your death or "disability" (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended), then such one month period shall instead be a one-year period following the cessation of your employment.

          The foregoing, as well as such other terms and conditions as the Company shall deem appropriate, shall be set forth in a definitive stock option agreement substantially in the form previously furnished to you. Your rights as an optionee shall be governed by the terms and conditions of such agreement and the Plan.

          If the Company terminates the Employment Period without cause at any time after February 28, 1999, your expectation damages in connection

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with any remedy to which you may be entitled as a result of such termina-
tion shall include, insofar as the option granted under this Section 2 is concerned, the value of the portion of such option that would have vested during the portion of the Employment Period following such termination if the Employment Period had not been so terminated.

          (c) If, following a Change of Control (as hereinafter defined), the vesting of Plan options granted to any other officer of the Company is accelerated, the Plan option granted to you pursuant to this Agreement shall also be accelerated on the same basis as the most favorable provi-sions granted to any such other officer of the Company. In addition, if, following a Change of Control that occurs after February 28, 1999, the Company terminates the Employment Period without cause, you shall not be required to mitigate the Company's obligation to pay to you any amounts owed to you pursuant to this Agreement and the Company shall not be enti-tled to offset against such amounts any compensation earned by you after such termination. For the purposes of this Agreement, "Change of Control" shall mean an event constituting a Change of Control under the current employment agreement between the Company and its Chairman of the Board.

           3. (a) With respect to each full fiscal year of the Company entirely within the Employment Period beginning with the fiscal year commencing on September 1, 1997 and ending within (or upon the termination of) the Employment Period, you shall be entitled to a bonus equal to 1.0% of the Consolidated Net Income of the Company in excess of $150,000,000 for such fiscal year. "Consolidated Net Income" shall mean, for the purposes of this Section 3(a), the net income, after taxes but before all extraor-dinary items, of the Company and its consolidated subsidiaries, as reported in its audited financial statements for such fiscal year filed with the Securities and Exchange Commission (the "SEC"). Payment of any bonus payable to you in accordance with the provisions of this Section 3(a) shall be made within thirty (30) days of delivery to the Company of the determi-nation thereof by the Company's independent public accountants.

               (b) With respect to any fiscal year of the Company that contains the date upon which the Employment Period terminates (the "Employ-ment Termination Date"), you shall be entitled to bonus compensation if the Consolidated Net Income for the period (the "Last Period") commencing on the September 1st of such fiscal year and ending on the last day of the Company's most recent full fiscal quarter, if any, within such fiscal year that falls upon or precedes the Employment Termination Date exceeds the product of (A) $150,000,000 and (B) a fraction, the numerator of which is the number of full fiscal quarters in the Last Period and the denominator of which is four (4). In such event, the Company shall pay to you 1% of such excess within thirty (30) days of the filing by the Company of its
Form 10-Q for such most recent fiscal quarter with the SEC.   "Consolidated
Net Income" shall mean, for the purposes of this Section 3(b), the net income, after taxes but before all extraordinary items, of the Company and its consolidated subsidiaries, as reported in the Company's unaudited

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financial statements for such most recent fiscal quarter filed with the
SEC.

           4. Notwithstanding anything to the contrary contained herein, the bonus described in Section 3 hereof is subject to approval of the stockholders of the Company and any additional approvals or consents that may, in the reasonable opinion of counsel to the Company, be necessary or desirable for the Company to obtain. In the event that such approvals are not obtained on or prior to March 1, 1998, then you and the Company shall negotiate in good faith for the purpose of agreeing upon a mutually acceptable cash substitute of equivalent value for the bonus (which may also be subject to stockholder and other approvals). If, after good-faith negotiation, you and the Company cannot so agree, then you may, in your sole discretion, terminate the Employment Period.

           5. (a) You shall be entitled to participate, on the same basis as the other executive officers of the Company, in any and all benefit plans, including without limitation pension, 401(k) or other retirement, life insurance, health insurance, hospitalization or disability insurance plans, generally in effect with respect to all such executive officers.
You shall be entitled to reimbursement of expenses reasonably incurred by you in connection with the performance of your duties hereunder, provided that you promptly furnish documentation therefor reasonably satisfactory to the Company.

               (b) The Company shall furnish you with executive office space commensurate with your title and responsibilities, which you agree is satisfied by the corner office adjacent to the office currently occupied by the Company's Chief Executive Officer, and with a secretary mutually designated by you and the Company, consistent with the Company's customary hiring and compensation practices.

               (c) The Company shall provide computer, fax and other equipment in your home reasonably necessary to facilitate your performance of your duties under this Agreement. At the end of the Employment Period, you shall return to the Company all such equipment.

               (d) You shall be entitled to stay in first-class hotel accommodations and to utilize first-class air travel (if available and if used) in connection with your performance of services under this Agreement.

               (e) You shall be entitled to four (4) weeks of vacation during each year of the Employment Period.

           6. (a) In the event of your death, the Employment Period shall automatically terminate, effective upon the date of your death.

               (b) In the event that you are unable to perform the material duties required of you pursuant to this Agreement, for (i) ninety
(90) days during any consecutive twelve months during the Employment Period

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(whether or not such ninety (90) days are consecutive) or (ii) any sixty
(60) consecutive days during the Employment Period, by reason of illness or other physical incapacity, the Company may, after the expiration of such ninety (90) or sixty (60) days, terminate the Employment Period, it being understood that you shall not thereby be deprived of your rights under any disability severance plan of the Company then in effect.

           7. Except as required in connection with the performance of your services for the Company, you shall not, during or after the termina-tion of the Employment Period, use or disclose to any person, firm, partnership or corporation any confidential or proprietary information or trade secrets of the Company or any of its subsidiaries or affiliates obtained or learned by you during the Employment Period, including, without limitation, to the extent not public information, the type and nature of the contracts entered into by the Company or any of its subsidiaries or affiliates in connection with the acquisition of television programming or the acquisition of distribution rights with respect to any such programming (including, without limitation, the acquisition of advertising time within any television programming or acting as sales agent for any such advertis-ing time, irrespective of whether the Company or any of its subsidiaries or affiliates distributes such programming to television stations ("Advertis-ing Time")), the sale or other distribution of television programming (including, without limitation, Advertising Time), or the basis upon which the Company or any of its subsidiaries or affiliates elects to acquire television programming or distribution rights with respect to any such programming (including, without limitation, Advertising Time) for sale or other distribution.

           8. You hereby agree that during and for a period of (a) two (2) years following the termination of the Employment Period, you shall not induce, directly or indirectly, any person, firm, partnership, corporation or other entity from whom or from which the Company or any of its subsid-iaries or affiliates acquired television programming or distribution (including, without limitation, sales agency) rights with respect thereto (including, without limitation, Advertising Time) during the Employment Period to terminate its agreement with the Company or such subsidiary or affiliate with respect to such programming or distribution rights (includ-ing any such Advertising Time), or (b) one (1) year following the termina-tion of the Employment Period, you shall not induce, directly or indirect-ly, any employee of the Company (excluding the secretary assigned to you) or any of its subsidiaries or affiliates to terminate his or her employment with the Company or any such subsidiary or affiliate.

           9. You hereby agree that all ideas, creations, improvements and other works of authorship created, developed, written or conceived by you within the scope of your employment at any time during the Employment Period are works for hire within the scope of your employment and shall be the property of the Company free of any claim whatever by you or any person claiming any rights or interests through you. Notwithstanding any other provision of this Agreement that may be to the contrary, nothing contained

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in this Agreement shall require the Company to utilize your services under this Agreement, the Company's only obligation to you being payment of your compensation and reimbursable expenses under this Agreement earned by you during the Employment Period.

          10. (a) You hereby agree to indemnify and hold the Company harmless from and against any and all loss, damage, liability, cost and expense, including reasonable outside attorneys' fees, incurred by the Company as a result of, arising out of or in connection with a violation of any term or condition of this Agreement required to be performed or observed by you.

               (b) The Company hereby agrees to indemnify and hold you harmless from and against any and all loss, damage, liability, cost and expense, including reasonable attorneys' fees, incurred by you as a result of, arising out of or in connection with (i) any action taken by you in accordance with Delaware law and your performance of your obligations under this Agreement and (ii) a violation of any term or condition of this Agreement required to be performed or observed by the Company.

               (c) The Company agrees that you shall be covered under any directors' and officers' liability insurance maintained by the Company on the same basis as the other officers of the Company.

          11. (a) If you shall breach any of the material terms of this Agreement, including but not limited to a failure or refusal by you to perform services assigned by the Company to you pursuant to this Agreement, the Company shall have the right, upon written notice to you, to suspend the Employment Period and all the Company's obligations to you under this Agreement, until you resume performance of your services in a satisfactory manner. In addition to the Company's foregoing rights, the Company shall have the right to terminate the Employment Period and the Company's obligations to you hereunder following the occurrence of such breach if you have not cured such breach within ten (10) days following the Company's written notice of same to you, provided, however, that if by the nature of such breach, such breach is incurable, the Company shall not be required to accord you any cure period prior to the Company's exercise of its right to terminate. Such actions by the Company shall be without prejudice to any and all remedies the Company may have, in law or equity, for breach of this Agreement.

               (b) If the Company shall breach any of the material terms of this Agreement, you shall have the right to terminate the Employment Period and your obligations to the Company hereunder following the occur-rence of such breach if the Company has not cured such breach within ten
(10) days following your written notice of same to the Company; provided, however, that if by the nature of such breach, such breach is incurable, you shall not be required to accord the Company any cure period prior to your exercise of your right to terminate. Such actions by you shall be

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without prejudice to any and all remedies you may have, in law or equity, for breach of this Agreement.

          12. The Company and you shall mutually approve the press release announcing your hiring by the Company.

          13. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of California. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. The failure of a party to insist upon strict compliance with any provision of this Agreement shall not be deemed to be a waiver of such provision or of any other provision of this Agreement. No waiver or modification of the terms or conditions hereof shall be valid unless in writing signed by the party to be charged and only to the extent therein set forth. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors, assigns, heirs, administrators and executors.

               (b) Any legal suit, action or proceeding arising out of or based upon this Agreement may be instituted in the federal courts of the United States of America, or the courts of the State of California, in each case located in the City and County of Los Angeles (collectively, the "Specified Courts"), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforce-ment of a judgment of any such court, as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.

                              Yours very truly,

                              KING WORLD PRODUCTIONS, INC.


                              By:_______________________________
ACCEPTED:


_________________________
    Jules Haimovitz